Exhibit 12.1




                 CHEVRON CORPORATION - TOTAL ENTERPRISE BASIS
               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

                            (Dollars in Millions)

                                               Year Ended December 31,
                                      --------------------------------------
                                        1997    1996    1995(1) 1994    1993
                                      ------  ------  ------  ------  ------
Net Income                            $3,256  $2,607  $  930  $1,693  $1,265

Income Tax Expense                     2,428   2,624   1,094   1,322   1,389

Distributions (Less Than)
 Greater Than Equity in Earnings
 of Less Than 50 Percent
 Owned Affiliates                        (70)     29      (5)     (3)      6

Minority Interest                         11       4       -       3      (2)

Previously Capitalized Interest
   Charged to Earnings During Period      28      24      47      32      20

Interest and Debt Expense                405     471     557     453     390

Interest Portion of Rentals (2)          167     158     148     156     169

                                      ------  ------  ------  ------  ------
Earnings Before Provision for
   Taxes And Fixed Charges            $6,225  $5,917  $2,771  $3,656  $3,237
                                      ------  ------  ------  ------  ------

Interest and Debt Expense             $  405  $  471  $  557  $  453  $  390

Interest Portion of Rentals (2)          167     158     148     156     169

Capitalized Interest                      82     108     141      80      60
                                      ------  ------  ------  ------  ------
Total Fixed Charges                   $  654  $  737  $  846  $  689  $  619
                                      ------  ------  ------  ------  ------
----------------------------------------------------------------------------
Ratio Of Earnings To Fixed Charges      9.52    8.03    3.28    5.31    5.23
----------------------------------------------------------------------------

(1) The information for 1995,1996 and 1997 reflects the company's adoption of the Financial Accounting Standards Board Statement No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of," effective October 1, 1995.

(2) Calculated as one-third of rentals.